Exhibit 99.2

AMENDED AND RESTATED SECTION 5.1

OF ARTICLE V OF

THE SECOND AMENDED AND RESTATED BYLAWS OF

AXT, INC.

Section 5.1                      Certificates of Stock.  The shares of stock of the Corporation may be represented by certificates in such form as may be approved by the Board of Directors, which certificates shall be signed or signed by facsimile by the Chairman or President and Secretary or Treasurer, certifying the number of shares owned by the shareholder in the Corporation.  Notwithstanding the foregoing provisions regarding share certificates, the Board of Directors or officers of the Corporation may provide that some or all of any or of all classes or series of the Corporation’s common or preferred shares may be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.